Exhibit 99.01

       LG&E Energy to Consolidate Its Energy Marketing and Trading Units;
              CFO Named to Head Integrated National Marketing Group

LOUISVILLE, Ky. -- In a move to accelerate the integration of its growing power and natural gas marketing and trading businesses, LG&E Energy has named its Chief Financial Officer to a new position of Group President - Energy Marketing. Walter Z. Berger, who joined the company last year with extensive experience in oil and gas marketing and trading businesses, will lead a group that includes LG&E Power Marketing and LG&E Natural, which combined are the largest utility-affiliated energy marketers in the U.S.

LG&E Power Marketing, based in Fairfax, Va., sells bulk power to utilities, municipalities and power cooperatives across the U.S. and is the third-largest power marketer in the country. It recently signed the industry's largest power marketing agreement with Oglethorpe Power Corporation in Georgia and has more than three dozen power marketing arrangements with other cooperatives, the most of any power marketer in the country. LG&E Natural, acquired by LG&E Energy in May 1995, markets more than three billion cubic feet/day of natural gas to utilities and major industrial customers in 38 states. Both units have extensive commodity trading centers and provide various risk management and marketing services that will be consolidated and expanded under the integration plan.

Berger has more than 15 years experience in international and domestic energy exploration, development, transportation and commodity marketing, most recently with Enron or its affiliated operations. He has directed numerous acquisitions and financings, including projects in Latin America and the initial public offering and financing associated with the spin-off of EOTT from Enron in 1994. Since being named CFO of LG&E Energy last year, he has directed the company's financial management, business development, risk management and acquisition efforts, including its recently announced purchase of interests in two natural gas distribution companies in Argentina. A replacement for Berger as CFO will be made at a later date.

LG&E Energy (NYSE:LGE), headquartered in Louisville, owns and operates a portfolio of energy businesses with assets of $2.6 billion. In addition to its energy marketing businesses, the company owns Louisville Gas and Electric Company, a regulated Kentucky utility. The company also has offices and operations throughout the U.S., and in Argentina, Spain and Canada.


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